Exhibit 99.1

NEWS RELEASE

Casa Systems Announces Departure of Chief Financial Officer

Reaffirms FY 2021 Guidance and Announces Earnings Release Date

ANDOVER, Mass. – January 26, 2022 – Casa Systems, Inc. (Nasdaq: CASA), a leading provider of physical and cloud-native infrastructure technology solutions for wireless, cable and fixed broadband networks, today announced that Scott Bruckner will be resigning as Chief Financial Officer (“CFO”) of the Company, effective April 3, 2022, to attend to family issues. The Company also reaffirmed its full year guidance and announced the date of its fourth quarter earnings call.

Mr. Bruckner’s departure is not based on any disagreement with or irregularities in the Company’s accounting principles, practices or financial statement disclosures. Casa Systems has already initiated a search for Mr. Bruckner’s successor. Mr. Bruckner will take an active role in this process as he continues to support the Company during this transition.

“While I regret Scott’s departure, I am enormously grateful for the significant contributions he has made to our business,” said Jerry Guo, President and Chief Executive Officer of Casa Systems. “During his more than four years with Casa Systems, Scott has been a critical part of the Company’s success with his skillful oversight of our finance, investor relations and strategy functions. I want to thank Scott for his partnership and I wish him continued success in his future endeavors.”

“I could not be more proud of what Jerry and the Company have accomplished during my time at Casa Systems,” said Mr. Bruckner. “This is a world-class team that is revolutionizing cloud-native 5G technology globally. I am deeply grateful to have had the opportunity to work with such exceptionally talented professionals. I look forward to watching Casa’s further progress and continued growth.”

The Company also announced that it is reaffirming its fiscal year 2021 guidance as previously provided in the Company’s earnings release for the quarter ended September 30, 2021, a copy of which the Company furnished as an exhibit to its Current Report on Form 8-K dated November 2, 2021 and includes reconciliations of each such non-GAAP financial measure to its most directly comparable GAAP measure.

The Company further announced that it will release its fourth quarter and full year 2021 results on Thursday, February 24, 2022, after the close of the U.S. financial markets. The Company will host a conference call to discuss its results at 5 p.m. Eastern Standard Time the same day. A live audio webcast of the Company’s fourth quarter and full year results discussion will be accessible on the Company’s Investor Relations website at http://investors.casa-systems.com.

To participate in the conference call, please dial 1-877-407-4019 (domestic) and 1-201-689-8337 (international). Callers should ask to be joined to the Casa Systems call with Conference ID 13723991. An archived version of the Company’s webcast will also be available on the Company’s website for 90 days after the event.

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers the core-to-customer building blocks to speed 5G transformation with future-proof solutions and cutting-edge bandwidth for all access types. In today’s increasingly personalized world, we create disruptive architectures built specifically to meet the needs of service provider networks. Our suite of open, cloud-native network solutions unlocks new ways for service providers to build networks without boundaries and maximize revenue-generating capabilities. Commercially deployed in more than 70 countries, Casa Systems serves over 475 Tier 1 and regional service providers worldwide. For more information, visit http://www.casa-systems.com.

CONTACT INFORMATION:

IR Contact

Mike Cummings or Jackie Marcus

617-982-0475

investorrelations@casa-systems.com

Source: Casa Systems, Inc.